Cardiff Oncology to Present at Upcoming Investor Conferences in September

SAN DIEGO, September 7, 2021 -- Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need including KRAS-mutated colorectal cancer, pancreatic cancer, and castrate-resistant prostate cancer, today announced that Mark Erlander, Ph.D., chief executive officer and James Levine, chief financial officer, of Cardiff Oncology, will present and participate in virtual 1x1 investor meetings at the H.C. Wainwright 23rd Annual Global Investment Conference and the 2021 Cantor Virtual Global Healthcare Conference, taking place September 13 – 15th 2021, and September 27 – 30th 2021, respectively.

Details on the presentations can be found below.

H.C. Wainwright 23rd Annual Global Investment Conference
Presentation Date:	Available on-demand starting at 7:00 AM ET on September 13, 2021
Webcast Link:	https://journey.ct.events/view/50ff15c3-cb28-455a-bf01-6e3b2c0dcfce

2021 Cantor Virtual Global Healthcare Conference
Presentation Date:	Thursday, September 30, 2021
Time:	2:40 – 3:10 PM ET
Webcast Link:	https://wsw.com/webcast/cantor12/crdf/2059190

Replays of the presentations will be available by visiting the "Events" section of the Cardiff Oncology website after their conclusion and will be archived for 90 days.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need. Our goal is to target tumor vulnerabilities with treatment combinations that overcome disease resistance and improve disease response to standard treatment regimens and to increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 ("PLK1") inhibitor, in combination with standard-of-care anti-cancer therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to refine assessment of patient response to treatment. We have three clinical programs currently ongoing: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castrate-resistant prostate cancer (mCRPC); and a Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC). For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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